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                    GENETICS INSTITUTE, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                        Computation of Earnings Per Share
               (unaudited-in thousands, except per share amounts)


Primary earnings (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of common stock and common stock equivalents outstanding.

Common stock equivalents consist of stock options and warrants and are not included in the calculation of earnings per share in loss periods because their effect would be antidilutive.


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

                                                        Three Months               Six Months
                                                       Ended June 30,            Ended June 30,
                                                       --------------            --------------
                                                     1995         1994          1995         1994
                                                   --------     --------      --------     --------
Primary Earnings per Share
--------------------------
Weighted average number of shares
  outstanding                                        26,696       26,396        26,662       26,365
Shares deemed outstanding from the
  assumed exercise of stock options
  and warrants reduced by the number
  of shares purchased with proceeds                    --           --            --           --
                                                   --------     --------      --------     --------

  Total                                              26,696       26,396        26,662       26,365
                                                   --------     --------      --------     --------
Net income (loss) applicable to
  common shares                                    $  5,170     $ (9,543)     $ 10,869     $(19,594)
                                                   --------     --------      --------     --------
Primary earnings (loss) per common share           $    .19     $   (.36)     $    .41     $   (.74)
                                                   ========     ========      ========     ========

Fully Diluted Earnings Per Share
--------------------------------
Weighted average number of shares
  outstanding                                        26,696       26,396        26,662       26,365

Shares deemed outstanding from the
  assumed exercise of stock options
  and warrants reduced by the number
  of shares purchased with proceeds                     570         --             444         --
                                                   --------     --------      --------     --------
  Total                                              27,266       26,396        27,106       26,365
                                                   --------     --------      --------     --------
Net income (loss) applicable to common shares      $  5,170     $ (9,543)     $ 10,869     $(19,594)
                                                   --------     --------      --------     --------
Fully diluted earnings (loss) per common share     $    .19     $   (.36)     $    .40     $   (.74)
                                                   ========     ========      ========     ========
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